Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-63342, 333-103266, 333-131601, 333-131602, 333-132845, 333-138654, 333-146080, 333-157575, 333-158960, 333-162262, 333-190793, and 333-206214) and Forms S-3 (No. 333-131593 and 333-187047) of Fidelity National Information Services, Inc. of our report dated March 25, 2015 relating to the financial statements, and the effectiveness of internal control over financial reporting of SunGard, formerly known as SunGard Capital Corp., which appears in this Current Report on Form 8-K of Fidelity National Information Services, Inc. dated October 13, 2015.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 13, 2015